Exhibit 99.1

               HEI ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS

    MINNEAPOLIS, Jan. 5 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( http://www.heii.com ) today announced results for its first quarter of fiscal 2006, which ended November 26, 2005.

    Net sales for the first quarter of fiscal 2006 were $13.8 million, a 2% decrease from sales of $14.1 million reported in the first quarter of fiscal 2005. The Company reported net loss of $630,000 or $0.07 per share in the first quarter this year as compared to net income of $415,000 or $0.05 per share last year. The first quarter of fiscal 2005 included $481,000 of litigation recoveries.

    "Our revenue for the first quarter of Fiscal 2006 was $1.0 million below our expectations due primarily to a temporary parts shortage for one RFID product and production capacity issues at our Tempe facility," said Mack Traynor, Chief Executive Officer and President. "We have seen a significant increase in the demand for our flex based products over the past year and we believe that the addition of new equipment, which we expect to be on-line in February, will substantially increase our production capabilities in this area," continued Mr. Traynor.

    "We previously indicated that we would spend additional amounts in Fiscal 2006 to improve our manufacturing processes and to enhance our marketing capabilities. This is an important investment for the long term growth of the Company," Traynor added. "It should be noted however that while our operating expenses increased approximately $370,000 over the first quarter of fiscal 2005, approximately $115,000 of this increase relates to the new requirement to record an expense related to the value of stock options," Traynor continued.

    "Overall, while we are disappointed in the top line results for the quarter, we were pleased that we were able to sustain our profit margins and that our net income for the quarter was only slightly below our internal expectations," concluded Mr. Traynor.

    The Company will hold a conference call to discuss the Company's operating results and business strategies on Thursday January 5, 2006 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). The conference call can be accessed via telephone by dialing 1-800-240-7305 (outside the US, dial 303-262-2130). Specify conference reservation number 11050158. This call is being web-cast and can be accessed via the HEI web site at http://www.heii.com . The call will be recorded and be available after the call at this same location on the web page.

                                    HEI, Inc.
                Consolidated Statements of Operations (Unaudited)
                    (In thousands, except per share amounts)

                                                  Three Months Ended
                                             -----------------------------
                                              November 26,    November 27,
                                                 2005             2004
                                             -------------   -------------
Net sales                                    $      13,787   $      14,071
Cost of sales                                       11,063          11,115
  Gross profit                                       2,724           2,956
Operating expenses                                   3,256           2,879
  Operating income (loss)                             (532)             77
Other income (expenses)                                (98)            338
  Income (loss) before income taxes                   (630)            415
Income taxes                                             -               -
Net income (loss)                            $        (630)  $         415

Net income (loss) per common share
  Basic                                      $       (0.07)  $        0.05
  Diluted                                    $       (0.07)  $        0.05

Weighted average common shares outstanding
  Basic                                              9,400           8,357
  Diluted                                            9,400           8,425

                                    HEI, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                              November 26,    August 31,
                                                  2005           2005
                                             -------------   -------------
                                              (unaudited)      (audited)
Cash and cash equivalents                    $         826   $         351
Accounts receivable, net                             8,228           9,278
Inventories                                          7,797           8,044
Net property and equipment                           6,538           6,889
Total assets                                        25,029          27,677
Line of credit                                       1,143           2,563
Current maturities of long-term debt                   500             484
Accounts payable                                     3,354           4,019
Long-term debt, less current maturities              1,771           1,813
Total shareholders' equity                          13,617          13,796

    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

     Headquarters & Microelectronics Division    PO Box 5000, 1495 Steiger Lake
                                                 Lane, Victoria, MN  55386
     -Advanced Medical Division                  4801 North 63rd Street,
                                                 Boulder CO  80301
     -High Density Interconnect Division         610 South Rockford Drive,
                                                 Tempe, AZ  85281
     RF Identification and Smart Card Division   1546 Lake Drive West,
                                                 Chanhassen, MN  55317

    FORWARD-LOOKING INFORMATION

    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             01/05/2006
    /CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /